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                                                                Exhibit 10.1.4.a

The Company's Non-Qualified Stock Option Agreement with Dr. Raj Reddy, originally scheduled to expire October 17, 1993, was previously extended for an additional five year term ending October 17, 1998 at the same $14.625 exercise price per share at which the option was originally granted. On September 15, 1998, the option agreement was further extended to an expiration date of October 17, 2003 while continuing the original exercise price.